Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of the following reports we have previously issued with respect to Nova Biosource Fuels, Inc. (Nova):

•                  Our report dated January 11, 2007, relating to the financial statements of Nova as of and for the period from inception (December 1, 2005) through October 31, 2006, appearing in Nova’s Form 10-KSB filed with the SEC on January 16, 2007;

•                  Our report dated September 18, 2007, relating to the financial statements of Clinton County Bio Energy, LLC as of and for the year ended June 30, 2007, appearing in Nova’s Form 8-K filed with the SEC on September 28, 2007.

We also consent to the reference to Malone & Bailey, PC as named experts in accounting and auditing in this Registration Statement on Form S-3.

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

October 26, 2007